Exhibit 99.1

For Immediate Release November 16, 2020	Contacts Media Relations Amy Rose 212-733-7410 Amy.Rose@Pfizer.com Investor Relations Bryan Dunn 212-733-8917 Bryan.Dunn@pfizer.com

Pfizer Completes Transaction to Combine Its Upjohn Business with Mylan

NEW YORK – November 16, 2020 – Pfizer Inc. (NYSE: PFE) announced today that it has completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. to form Viatris Inc.

Pfizer Chairman and Chief Executive Officer Dr. Albert Bourla said, “We are proud to have completed the combination of Upjohn and Mylan to create Viatris and pleased to have delivered value to our shareholders through this transaction. I want to express my gratitude to our Upjohn colleagues for their dedication in helping us achieve this milestone. Looking ahead at the new Pfizer, we believe our pipeline has never been stronger, and we are energized and inspired to continue developing breakthrough treatments and delivering innovative, life-changing medicines to patients around the world.”

Under the terms of the transaction, which was structured as an all-stock Reverse Morris Trust, Upjohn Inc. was spun off to Pfizer stockholders by way of a pro rata distribution and immediately thereafter combined with Mylan. The combined company was renamed “Viatris” in connection with the closing. In the distribution, Pfizer stockholders received approximately 0.124079 shares of Viatris common stock for every one share of Pfizer common stock held as of the close of business on the record date (which was November 13, 2020). In addition to the Viatris shares received in the distribution, Pfizer stockholders retained as of the closing the same number of shares of Pfizer common stock as they held immediately prior to the transaction. As of the closing of the combination, Pfizer stockholders owned approximately 57% of the outstanding shares of Viatris common stock, and Mylan shareholders owned approximately 43% of the outstanding shares of Viatris common stock, in each case on a fully diluted, as-converted and as-exercised basis.

Viatris (Nasdaq: VTRS) will begin trading tomorrow, November 17, 2020.

Pfizer has not updated any components of the 2020 financial guidance provided in its third quarter earnings release, issued on October 28, 2020. As noted in that earnings release, the total company guidance included full-year contributions from Upjohn; in light of the distribution of the Upjohn business and its combination with Mylan to form Viatris in mid-November 2020, the 2020 financial guidance overstates expected total company results. Following the distribution of the Upjohn business and its combination with Mylan to form Viatris, historical contributions from the Upjohn business will be treated as a discontinued operation. Pfizer intends to provide its initial 2021 financial guidance in conjunction with its fourth quarter 2020 earnings release, consistent with past practice. As previously announced, Pfizer will retain its Meridian business while the Japan generics collaboration with Mylan will become a part of Viatris following closing, subject to receipt of the required regulatory approval and other customary closing conditions.

About Pfizer: Breakthroughs That Change Patients’ Lives

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this release is as of November 16, 2020. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about the completion of the transaction which spun off Pfizer’s Upjohn Business and combined it with Mylan N.V. to form Viatris Inc., as well as Pfizer’s pipeline and actions to enhance shareholder value, including their potential benefits, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment or economies generally; the impact of COVID-19 on our business, operations and financial results; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results,” as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.